Exhibit 99.2

WESTLAKE CHEMICAL INCREASES OFFER FOR GEORGIA GULF

TO $35.00 PER SHARE

Georgia Gulf Rejects Increased Offer Despite Challenging Market Dynamics and Risk to

Company’s Standalone Prospects

Westlake Expresses Willingness To Offer Stock Component If Shareholders Want To Participate in

Upside of Combined Company

HOUSTON, TX, February 1, 2012 – Westlake Chemical Corporation (NYSE: WLK) announced today that it has submitted a revised proposal to the board of Georgia Gulf Corporation (NYSE: GGC) to acquire all the outstanding shares of Georgia Gulf for $35.00 per share in cash. The Company also announced that Georgia Gulf has rejected this increased offer. The revised proposal represents a 17% increase to Westlake’s previous offer of $30.00 per share, a 77% premium to Georgia Gulf’s unaffected 30-day volume weighted average share price of $19.82 prior to our original public offer and a substantial premium over the volume weighted average share price since the initial offer.

In response to direct feedback from Georgia Gulf’s shareholders, Westlake also stated in a letter to Georgia Gulf (see below) that it is willing to pay a portion of the merger consideration in Westlake common stock to allow Georgia Gulf’s shareholders to share in the value creation and synergies of the proposed combination and participate in Westlake’s advantaged ethylene position.

In addition, Westlake said in the letter that in furtherance of its desire to engage in friendly negotiations with Georgia Gulf to achieve a mutually beneficial transaction, Westlake has decided that it will not nominate director candidates for Georgia Gulf’s 2012 annual meeting of stockholders.

Albert Chao, Westlake’s President and Chief Executive Officer, said, “Based on our discussions with a number of Georgia Gulf’s shareholders, we now know that they are very interested in seeing this transaction completed. Our increased proposal also offers to include a stock component that allows Georgia Gulf’s shareholders to participate in the upside of the potential combination if they desire to do so.

“Westlake is a disciplined buyer with extensive industry knowledge and we know what Georgia Gulf is worth. Westlake’s increased proposal delivers an immediate and significant premium, and represents superior value compared to what Georgia Gulf’s market value would be absent a transaction and on a standalone basis.

“Given marketplace uncertainties and the nature of the industry, we believe Georgia Gulf’s standalone prospects, as an unintegrated PVC producer, carry significantly greater risks than the certainty we are offering. We believe a combined company – with captive ethylene capacity, increased scale, better costs and a robust balance sheet – would be better able to overcome these challenges.”

Mr. Chao concluded, “We would again ask the Georgia Gulf Board to move forward to achieve a transaction that will benefit its shareholders. If the current Georgia Gulf Board is unwilling to proceed based on our premium $35 proposal, we would be prepared to negotiate with a Board that more closely reflects the views of Georgia Gulf’s shareholders, many of whom favor moving forward promptly with a combination of Georgia Gulf and Westlake.”

Below is the full text of the most recent letter sent from Westlake to Georgia Gulf:

February 1, 2012

Georgia Gulf Corporation

115 Perimeter Center Place, Suite 460

Atlanta, Georgia 30346

Attention: Board of Directors

Gentlemen:

I am writing to confirm that we have increased our proposed purchase price to $35 per share in cash for all the outstanding common shares of Georgia Gulf as conveyed to your CEO, Paul Carrico, last Friday, conditioned on Georgia Gulf commencing good faith negotiations with us. Our revised proposal represents a 17% increase to our previous offer and a 77% premium to Georgia Gulf’s unaffected 30-day volume weighted average share price of $19.82 prior to our original public proposal.

We are disappointed that, despite presenting you with a significant increase to our price that would provide immediate value, you have rejected our increased $35 per share proposal and continue to effectively refuse to engage in negotiations which are clearly in the best interests of your shareholders. We intend to make our revised proposal public and urge you to reconsider your position and allow your shareholders to realize the benefits of the offer.

After additional consideration and careful analysis of Georgia Gulf and the market’s reaction to our prior proposal, we believe that our revised proposal represents full value for Georgia Gulf. Based on our discussions with Georgia Gulf’s shareholders we now know that they are very interested in seeing this transaction completed. As we told Paul on Friday, in response to direct feedback from your shareholders, we are also willing to pay a portion of the $35 per share merger consideration in Westlake common stock, allowing your shareholders to share in both the synergies and value creation of the proposed combination.

As we have stated previously, it is Westlake’s desire to negotiate this transaction with Georgia Gulf on a friendly basis. In order to move forward, we need to immediately begin good faith negotiations towards a mutually agreeable transaction. In furtherance of that, we are informing you that we do not intend to nominate director candidates for election at Georgia Gulf’s annual meeting of stockholders in 2012.

We remain enthusiastic about a combination of Westlake and Georgia Gulf and believe we can quickly reach agreement on a mutually acceptable definitive agreement. Such agreement would be in customary form and provide that consummation of the transaction would be subject only to usual conditions for a transaction of this type, including necessary approvals of governmental agencies, which we expect will be obtained in a timely manner.

We would again ask you to move forward to achieve a transaction that will benefit your shareholders. If the current Georgia Gulf Board is unwilling to proceed based on our premium $35 proposal, we would be prepared to negotiate with a Board that more closely reflects the views of Georgia Gulf’s shareholders — many of whom favor moving forward promptly with a combination of Georgia Gulf and Westlake.

With best regards,

/s/ Albert Chao
Albert Chao President and Chief Executive Officer

Westlake has retained Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC as its financial advisors, Vinson & Elkins LLP and Morris, Nichols, Arsht & Tunnell LLP as its legal advisors, MacKenzie Partners, Inc., and other advisors. For additional information about Westlake’s proposal, please visit www.WestlakeGGC.AcquisitionProposal.com.

About Westlake Chemical Corporation

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC resin and PVC building products including pipe, windows and fence. For more information visit the company’s web site at http://www.westlake.com.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties relate to, among other things, (i) successfully completing the proposed transaction or realize the anticipated benefits of a transaction; (ii) obtaining Georgia Gulf stockholder, antitrust, and other approvals for the proposed transaction on the terms proposed and in a timely manner; (iii) achieving our expected financial performance following completion of the proposed transaction; and (iv) the risks and uncertainties inherent in the petrochemicals, polymers and building products industries discussed in our filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote, proxy or approval. No tender offer for the shares of Georgia Gulf has been made at this time. This press release relates to a potential business combination transaction with Georgia Gulf proposed by Westlake. This press release is not a substitute for any tender offer statement, proxy statement or any other document which Westlake may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to Westlake’s Investor Relations Department, Westlake Chemical Corporation, 2801 Post Oak Blvd., Houston, TX 77056, telephone number (713) 960 9111.

Westlake, the directors and executive officers of Westlake, and other persons may be deemed to be participants in any future solicitation of proxies from Georgia Gulf shareholders in respect of the proposed transaction with Georgia Gulf. Information regarding Westlake’s directors and executive officers is available in Westlake’s Annual Report on Form 10-K for the year ended December 31, 2010. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in future filings relating to the proposed transaction.

Contacts:

Media Inquiries:

David R. Hansen

Westlake Chemical Corp.

713.960.9111

Jim Barron/Robin Weinberg

Sard Verbinnen & Co

212.687.8080

jbarron@sardverb.com/rweinberg@sardverb.com

Investor Inquiries:

Steve Bender

Westlake Chemical Corp. 713.585.2643

Dan Burch/Charlie Koons

MacKenzie Partners

800.322.2885

dburch@mackenziepartners.com/ckoons@mackenziepartners.com